Exhibit 99
ProCentury Corporation Increases Quarterly Dividend to $0.04 per Share
COLUMBUS, Ohio, August 16 — PROCENTURY CORPORATION (Nasdaq: PROS), a specialty property and casualty insurance holding company, today announced that its Board of Directors has approved a cash dividend of $0.04 per share, an increase of one-half cent per share, compared to the dividend declared in May of 2006. The dividend will be payable on September 20, 2006 to stockholders of record on August 30, 2006.
About ProCentury Corporation
ProCentury Corporation (Nasdaq: PROS) is a specialty property and casualty insurance holding company. Its subsidiary, Century Surety Company, underwrites general liability, commercial property, and multi-peril insurance for small and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents.
Source: ProCentury Corporation
Contact: Jeff Racz, 614-823-6302